Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
 ALPS Series Trust:

We consent to the use of our report dated November 24, 2015, with respect to the financial statements and financial highlights of Cognios Market Neutral Large Cap Fund, Crystal Strategy Absolute Income Fund, Crystal Strategy Absolute Return Fund, Crystal Strategy Absolute Return Plus Fund, Cupps All Cap Growth Fund, GKE Asian Opportunities Fund, Insignia Macro Fund, DDJ Opportunistic High Yield Fund and Clarkston Partners Fund (each a series of ALPS Series Trust) incorporated by reference herein and to the reference to our firm under the heading “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

KPMG LLP

Denver, Colorado
 January 28, 2016